Exhibit (h)(4)

APPENDIX A

Series

BITWISE FUNDS TRUST and the following series thereof:

●	Bitwise Web3 ETF
●	Bitwise Trendwise Bitcoin and Treasuries Rotation Strategy ETF
●	Bitwise Trendwise Ethereum and Treasuries Rotation Strategy ETF
●	Bitwise Trendwise BTC/ETH and Treasuries Rotation Strategy ETF
●	Bitwise Bitcoin Standard Corporations ETF
●	Bitwise COIN Option Income Strategy ETF
●	Bitwise MARA Option Income Strategy ETF
●	Bitwise MSTR Option Income Strategy ETF
●	Bitwise GME Option Income Strategy ETF
●	Bitwise Crypto Industry Innovators ETF
●	Bitwise Bitcoin Option Income Strategy ETF
●	Bitwise BITQ Option Income Strategy ETF
●	Bitwise Ethereum Option Income Strategy ETF